Exhibit 5.01

October 5, 2001

Board of Directors
Strayer Education, Inc.
1025 Fifteenth Street, N.W.
Washington, D.C. 20005

Ladies and Gentlemen:

            We are acting as counsel to Strayer Education, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the registration of 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share, issuable in connection with the Amended Strayer Education, Inc. 1996 Stock Option Plan (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

            For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	A copy of the Plan.

3.	The Articles of Incorporation of the Company with amendments thereto, as certified by the Department of Assessments and Taxation of the State of Maryland on August 23, 2001 and as certified by the Secretary of the Company as being complete, accurate and in effect.

4.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

5.	Resolutions of the Board of Directors of the Company adopted as of November 28, 2000 and April 23, 2001, as certified by the Secretary of the Company on the date hereof as being complete,

accurate, and in effect, relating to, among other things, the amendment of the Plan and the filing of the Registration Statement.

6.	Resolutions of the stockholders of the Company adopted as of March 16, 2001 and May 21, 2001, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the amendment of the Plan and the filing of the Registration Statement.

7.	A certificate of an officer of the Company, dated the date hereof, as to certain facts relating to the Company.

            In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

            This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Maryland, as amended, and we express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

            Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan and in the manner contemplated by the Registration Statement and (iii) receipt by the Company of the consideration (the form of which is in accordance with applicable law) for the Shares, the Shares will be validly issued, fully paid and nonassessable.

            This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

            We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.